Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President — Chief Financial Officer
216-621-6060

Jeff Linton
Vice President — Corporate Communication
216-621-6060
FOR IMMEDIATE RELEASE
Forest City Expands Revolving Credit Facility
CLEVELAND, Ohio — April 22, 2011 - Forest City Enterprises, Inc., (NYSE: FCEA and FCEB) today announced that it has exercised the accordion feature of its revolving credit facility, bringing the facility to the maximum $450 million commitment. The expansion adds a 14th lender to the facility, and also reflects increased commitments from two existing banks in the group. The three-year facility, with an additional one-year extension option, originally closed on March 30, 2011, at $425 million.
“We are pleased to bring our new line of credit to its full target commitment level, and grateful for the support and confidence from our lenders that this expansion reflects,” said Charles A. Ratner, Forest City president and chief executive officer. “The new line has more favorable pricing and covenants, as well as a longer term with an extension option. It is one piece of our ongoing efforts to manage corporate recourse debt, improve our liquidity and balance sheet, and position the company to take advantage of future growth opportunities.”
About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $11.8 billion in total assets. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.
Safe Harbor Language
Statements made in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on our liquidity, ability to finance or refinance projects and repay our debt, the impact of the current economic environment on our ownership, development and management of our real estate portfolio, general real estate investment and development risks, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of our insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of our publicly traded securities, inflation risks, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.